UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2019

Assembly Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11711 N. Meridian St., Suite 310

Carmel, Indiana 46032

(Address of principal executive offices, including zip code)

(833) 509-4583

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ASMB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 11, 2019, Assembly Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, SVB Leerink LLC and William Blair & Company, L.L.C., as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriters”), in connection with the issuance and sale of 5,151,515 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $16.50 per share, and pre-funded warrants to purchase 2,424,242 shares of common stock (the “Pre-Funded Warrants”) at a purchase price per Pre-Funded Warrant equal to $16.499, representing the price per share of the Common Stock sold to the public, minus $0.001, the per share exercise price of each Pre-Funded Warrant (the “Offering”). In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 1,136,363 additional shares of Common Stock on the same terms, and the Underwriters exercised the option in full on December 12, 2019 (the “Option Exercise”). The Company received net proceeds of approximately $134.7 million from the Offering and the Option Exercise, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Pre-Funded Warrants have an initial exercise price of $0.001 per share and are exercisable at any time after their original issuance at the option of each holder, in such holder’s discretion, by (i) payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise or (ii) a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Pre-Funded Warrant.

The Pre-Funded Warrants may not be exercised if, upon giving effect to such exercise, (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the number of shares Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage, but not in excess of 19.99%, upon at least 61 days’ prior notice from the holder to the Company.

In the event of certain fundamental transactions, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants.

The Underwriting Agreement contains customary representations, warranties, covenants and conditions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities that could be incurred by them in connection with the Offering.

The Offering was made pursuant to (i) an effective Registration Statement on Form S-3 (File No. 333-222366) filed with the Securities and Exchange Commission (the “SEC”) on December 29, 2017, including a related base prospectus dated January 10, 2018 and (ii) a related prospectus supplement dated December 11, 2019 and filed with the SEC pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended. The closing of the sale of the securities contemplated by the Underwriting Agreement occurred on December 16, 2019.

The foregoing summaries of the Underwriting Agreement and the Pre-Funded Warrants are qualified in their entirety by reference to the Underwriting Agreement filed herewith as Exhibit 1.1 and the Form of Pre-Funded Warrant filed herewith as Exhibit 4.1, which are incorporated herein by reference.

The Company issued two press releases on December 11, 2019 and December 12, 2019 announcing the commencement of the Offering and the pricing of the Offering, respectively. The Company also issued a press release on December 16, 2019 announcing the closing of the Offering. These press releases are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1

Underwriting Agreement, dated December 11, 2019, among Assembly Biosciences, Inc., Jefferies LLC, SVB Leerink LLC and William Blair & Company, L.L.C., as representatives of the several underwriters named on Schedule 1.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

99.1	Press release dated December 11, 2019.

99.2	Press release dated December 12, 2019.

99.3	Press release dated December 16, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2019	Assembly Biosciences, Inc.

	By:	/s/ John G. McHutchison, A.O., M.D.
John G. McHutchison, A.O., M.D.
Chief Executive Officer and President